               Nuveen Insured NJ Tax Free Advantage Municipal Fund
                              333 West Wacker Drive
                             Chicago, Illinois 60606

                                December 2, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Nuveen Insured NJ Tax Free Advantage Municipal Fund (CIK: 0001199268) Request for Withdrawal of Registration Statement on Form N-2
     File Nos. 333-100790, 811-21244

Ladies and Gentlemen:

     On October 28, 2002, Nuveen Insured NJ Tax Free Advantage Municipal Fund (the "Registrant") filed a registration statement on Form N-2 relating to the registration of common shares of beneficial interest of Nuveen Insured NJ Tax Free Advantage Municipal Fund (accession number 000950131-02-004042). The registration statement has not yet become effective.

     Pursuant to Rule 477(a) under the Securities Act of 1933, the Registrant hereby requests the withdrawal of the above mentioned Form N-2 for Nuveen Insured NJ Tax Free Advantage Municipal Fund.

                                      Sincerely,

                                      Nuveen Insured NJ Tax Free Advantage
                                      Municipal Fund
                                      (Registrant)


                                      By: /s/ Jessica R. Droeger
                                          --------------------------------------
                                          Jessica R. Droeger
                                          Vice President and Secretary